As filed with the Securities and Exchange Commission on September 18, 2007

Registration No. 333-139504

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including, area code of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland  21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Robert H. Baum	Michael J. Choate, Esq.
Vice Chairman,	Shefsky & Froelich Ltd.
Executive Vice President and	111 East Wacker Drive
General Counsel	Suite 2800
The Inland Group, Inc.	Chicago, Illinois 60601
2901 Butterfield Road	(312) 836-4066
Oak Brook, Illinois 60523
(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  Registration No. 333-139504

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-11 Registration Statement (registration number 333-139504) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Consolidated Financial Statements and Exhibits

(b)   Exhibits.  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
23.5	Consent of Ernst & Young LLP relating to the financial statements of Apple Hospitality Five, Inc.

II-I

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 18th day of September, 2007.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Its:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By:	/s/	Robert D. Parks	Director and chairman of the board	September 18, 2007
Name:	Robert D. Parks

By:	/s/	Brenda G. Gujral	Director and president (principal executive officer)	September 18, 2007
Name:	Brenda G. Gujral

By:	/s/	Lori J. Foust	Treasurer (principal financial and accounting officer)	September 18, 2007
Name:	Lori J. Foust

By:	*	Director	September 18, 2007
Name: J. Michael Borden

By:	*	Director	September 18, 2007
Name: David Mahon

By:	*	Director	September 18, 2007
Name: Thomas F. Meagher

By:	*	Director	September 18, 2007
Name: Paula Saban

By:	*	Director	September 18, 2007
Name: William J. Wierzbicki

By:	/s/ Roberta S. Matlin	September 18, 2007
*	Signed on behalf of the named individuals by Roberta S. Matlin under power of attorney.

EXHIBIT INDEX

Exhibit No.	Description
23.5	Consent of Ernst & Young LLP relating to the financial statements of Apple Hospitality Five, Inc.